EXHIBIT 99.1

URGENTLY ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2024 FINANCIAL RESULTS

Revenue In Line With Expectations; Continued Progress to Enhance Profitability and Drive Margin Expansion

VIENNA, VA – March 12, 2025 – Urgent.ly Inc. (Nasdaq: ULY) (“Urgently”), a U.S.-based leading provider of digital roadside and mobility assistance technology and services, today reported financial results for the fourth quarter and full-year ended December 31, 2024.

“I am pleased with our significant accomplishments in 2024, as we continued to make strong progress in executing against our strategic initiatives to achieve profitability, operational efficiencies and disciplined expense management. For the year, we delivered revenue in line with our expectations, gross profit margin improvement of 160 basis points, a GAAP operating loss improvement of 41%, and non-GAAP operating loss improvement of 18%. In addition, we successfully secured certain contract renewals, expanded services with existing customers, and signed and launched new customers, all of which demonstrate the strength of our technology platform and the outstanding level of service we provide to our customer partners and their customers. We believe Urgently is positioning itself to continue to execute and deliver stockholder value in 2025,” said Matt Booth, CEO of Urgently.

Tim Huffmyer, CFO of Urgently, added, “In February 2025, we significantly improved our capital structure and increased our financial flexibility by entering into a new credit agreement for an asset-based revolving credit facility for up to $20 million with MidCap Financial. The new credit facility was used to repay existing indebtedness to our first lien lender and will support the business as we continue to transform the legacy roadside assistance market and to develop new connected mobility assistance services on a global scale.”

On March 12, 2025, Urgently’s stockholders approved a reverse stock split of Urgently’s common stock at a ratio of 1-for-4, 1-for-6, 1-for-8, 1-for-10 or 1-for-12, with the final ratio and timing of such reverse stock split to be determined at the discretion of Urgently’s board of directors. The reverse stock split is intended to enable Urgently to regain compliance with the Nasdaq listing requirements. Because Urgently intends to effect the reverse stock split on March 17, 2025 by filing an amended and restated certificate of incorporation with the Delaware Secretary of State, the per share figures in this press release have not been adjusted to reflect the reverse stock split.

Fourth Quarter 2024 Updates:

•
Revenue of $32.0 million, a decrease of 29% year over year.
•
Gross profit of $7.1 million, a decrease of 30% year over year.
•
Gross margin of 22% compared to 23% in the prior year period.
•
GAAP operating expenses of $11.7 million, an improvement of 65%, compared to $34.0 million in the prior year period.
•
Non-GAAP operating expenses of $10.1 million, an improvement of 44%, compared to $18.0 million in the prior year period.
•
GAAP operating loss of $4.6 million compared to $23.8 million in the prior year period, an improvement of 81%.
•
Non-GAAP operating loss of $3.0 million, an improvement of 62%, compared to $7.9 million in the prior year period.
•
Approximately 201,000 dispatches completed.
•
Consumer satisfaction score of 4.5 out of 5 stars.

Full-Year 2024 Updates:

•
Revenue of $142.9 million, a decrease of 23% year over year.
•
Gross profit of $31.6 million, a decrease of 17% year over year.
•
Gross margin of 22% compared to 21% in the prior year.
•
GAAP operating expenses of $58.8 million, an improvement of 30%, compared to $84.0 million in the prior year.
•
Non-GAAP operating expenses of $48.8 million, an improvement of 17%, compared to $58.8 million in the prior year.
•
GAAP operating loss of $27.2 million compared to $46.1 million in the prior year, an improvement of 41%.
•
Non-GAAP operating loss of $17.2 million compared to $21.0 million in the prior year, an improvement of 18%.
•
Principal debt reduction of $17.5 million to $54.3 million as of December 31, 2024 from $71.8 million as of December 31, 2023.
•
Approximately 857,000 dispatches completed.
•
Consumer satisfaction score of 4.5 out of 5 stars.

Earnings Conference Call

Urgently will host a conference call to discuss the fourth quarter and full-year 2024 financial results on March 12, 2025 at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-844-481-2521 (USA) or 1-412-317-0549 (International). The replay will be available via webcast through Urgently’s Investor Relations website at https://investors.geturgently.com.

About Urgently

Urgently is focused on helping everyone move safely, without disruption, by safeguarding drivers, promptly assisting their journey, and employing technology to proactively avert possible issues. The company’s digitally native software platform combines location-based services, real-time data, AI and machine-to-machine communication to power roadside assistance solutions for leading brands across automotive, insurance, telematics and other transportation-focused verticals. Urgently fulfills the demand for connected roadside assistance services, enabling its partners to deliver exceptional user experiences that drive high customer satisfaction and loyalty, by delivering innovative, transparent and exceptional connected mobility assistance experiences on a global scale. For more information, visit www.geturgently.com.

For media and investment inquiries, please contact:

Press: media@geturgently.com

Investor Relations: investorrelations@geturgently.com

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we believe Non-GAAP Operating Expenses and Non-GAAP Operating Loss are useful to investors in evaluating our operating performance. We use the non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that the non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, may be helpful to investors because it provides consistency and comparability with past financial performance and meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. The non-GAAP financial measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP and may be different from a similarly-titled non-GAAP financial measures used by other companies. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, which could reduce the usefulness of the non-GAAP financial measures presented herein as a tool for comparison.

A reconciliation is provided below for each of the non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to our most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We define Non-GAAP Operating Expenses as operating expenses, excluding depreciation and amortization expense, stock-based compensation expense, and non-recurring charges (or income) such as transaction and restructuring costs. We define Non-GAAP Operating Loss as operating loss, excluding depreciation and amortization expense, stock-based compensation expense, and non-recurring charges (or income) such as transaction and restructuring costs.

For a discussion of Non-GAAP Operating Expenses and Non-GAAP Operating Loss, please see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Urgently’s Annual Report on Form 10-K for the year ended December 31, 2024, which will be filed with the Securities and Exchange Commission (the “SEC”) by March 31, 2025.

Forward Looking Statements

This press release contains or may contain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or Urgently’s future financial or operating performance. Such statements are based upon current plans, estimates and expectations of management of Urgently in light of historical results and trends, current conditions and potential future developments, and are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Forward-looking terms such as “may,” “will,” “could,” “should,” “would,” “plan,” “potential,” “intend,” “anticipate,” “project,” “predict,” “target,” “believe,” “continue,” “estimate” or “expect” or the negative of these words or other words, terms and phrases of similar nature are often intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements, other than historical facts, including, without limitation, statements regarding Urgently’s profitability; Urgently’s customer base; the expected benefits of the reverse stock split; the expected benefits of the refinancing; Urgently’s market position against current and future competitors; and any assumptions underlying any of the foregoing, are forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made in this press release and our earnings call, including but not limited to: risks associated with our ability to raise funds through future financings and the sufficiency of our cash and cash equivalents to meet our liquidity needs; our history of losses; our limited operating history; our ability to service our debt, comply with our debt agreements and refinance our obligations under such agreements, including by successfully deploying the capital from the new credit facility and repaying our new and existing debt facilities; our ability to retain customers and expand existing customers’ use of our platform; our ability to attract new customers; our ability to expand into new solutions, technologies and geographic regions; our ability to adequately forecast consumer demand and optimize our network of service providers; our ability to compete in the markets in which we participate; our ability to comply with laws and regulations applicable to our business; our ability to continue as a going concern; our ability to develop and maintain an effective system of internal controls and procedures and accurately report our financial results in a timely manner; our ability to maintain the listing of our common stock on the Nasdaq Stock Market LLC; and expectations regarding the impact of weather events, natural disasters or health epidemics, including the war between Hamas and Israel, on our business. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including in our annual report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 29, 2024, our quarterly reports on Form 10-Q, and other filings and reports that we may file from time to time with the SEC. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$14,179	$38,256
Marketable securities and short-term deposits	—	31,355
Accounts receivable, net	22,890	33,905
Prepaid expenses and other current assets	3,687	4,349
Total current assets	40,756	107,865
Right-of-use assets	810	2,437
Property and equipment, net	1,577	871
Capitalized software costs, net	4,637	—
Intangible assets, net	4,396	9,283
Other non-current assets	1,895	738
Total assets	$54,071	$121,194
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$2,900	$4,478
Accrued expenses and other current liabilities	19,991	22,730
Current lease liabilities	446	710
Current portion of long-term debt, net	14,257	3,193
Total current liabilities	37,594	31,111
Long-term lease liabilities	466	2,045
Long-term debt, net	39,883	66,076
Other long-term liabilities	7,798	12,358
Total liabilities	85,741	111,590
Stockholders’ equity (deficit):
Common stock	14	13
Additional paid-in capital	167,112	164,920
Accumulated deficit	(198,796)	(154,769)
Accumulated other comprehensive loss	—	(560)
Total stockholders’ equity (deficit)	(31,670)	9,604
Total liabilities and stockholders’ equity (deficit)	$54,071	$121,194

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue	$32,030	$45,051	$142,905	$184,653
Cost of revenue	24,917	34,867	111,346	146,772
Gross profit	7,113	10,184	31,559	37,881
Operating expenses:
Research and development	2,823	5,830	13,932	16,907
Sales and marketing	717	2,219	5,870	5,065
Operations and support	2,546	5,690	13,436	24,355
General and administrative	4,751	19,453	21,288	36,668
Depreciation and amortization	891	792	4,227	990
Total operating expenses	11,728	33,984	58,753	83,985
Operating loss	(4,615)	(23,800)	(27,194)	(46,104)
Other income (expense), net:
Interest expense, net	(3,080)	(6,683)	(13,187)	(46,291)
Change in fair value of derivative and warrant liabilities	—	38,245	—	43,293
Change in fair value of accrued purchase consideration	108	1,615	1,692	1,615
Gain (loss) on debt extinguishment	—	42,034	(1,405)	46,947
Bargain purchase gain	—	73,410	—	73,410
Loss on divestiture	—	—	(3,290)	—
Other income (expense), net	(47)	788	604	(281)
Total other income (expense), net	(3,019)	149,409	(15,586)	118,693
Income (loss) before income taxes	(7,634)	125,609	(42,780)	72,589
Provision (benefit) for income taxes	1,098	(2,140)	1,247	(2,140)
Net income (loss)	$(8,732)	$127,749	$(44,027)	$74,729

Earnings (loss) per share:
Basic	$(0.65)	$12.13	$(3.28)	$26.98
Diluted	$(0.65)	$11.95	$(3.28)	$25.36

Non-GAAP Financial Measures

(in thousands)

(unaudited)

Reconciliation of Operating Expenses to Non-GAAP Operating Expenses

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating expenses	$11,728	$33,984	$58,753	$83,985
Less: Depreciation and amortization expense	(891)	(792)	(4,227)	(990)
Less: Stock-based compensation expense	(594)	(2,251)	(2,359)	(2,473)
Less: Non-recurring transaction costs	(80)	(12,889)	(1,651)	(21,338)
Less: Restructuring costs	(63)	(3)	(1,756)	(340)
Non-GAAP operating expenses	$10,100	$18,049	$48,760	$58,844

Reconciliation of Operating Loss to Non-GAAP Operating Loss

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating loss	$(4,615)	$(23,800)	$(27,194)	$(46,104)
Add: Depreciation and amortization expense	891	792	4,227	990
Add: Stock-based compensation expense	594	2,251	2,359	2,473
Add: Non-recurring transaction costs	80	12,889	1,651	21,338
Add: Restructuring costs	63	3	1,756	340
Non-GAAP operating loss	$(2,987)	$(7,865)	$(17,201)	$(20,963)